EXHIBIT 99.1

Equal Energy Enters into Settlement Agreement with Shareholders

Calgary, Alberta – March 19, 2013 – Equal Energy Ltd. (TSX: EQU) (NYSE: EQU) today announced a settlement with Mr. Nawar Alsaadi and Dr. Adam Goldstein resolving previous disagreements.

As disclosed in a press release dated January 24 2013, Equal filed a suit against Mr. Alsaadi and Dr. Goldstein for allegedly violating United States securities laws and certain publications and statements they made concerning their views about Equal and its management. Pursuant to the settlement agreement, without admitting or conceding liability or wrongdoing, the shareholders have agreed to remove those publications and refrain from publishing or republishing other similar material. As a result, Equal will withdraw the pending suit.

Don Klapko, Equal’s President and Chief Executive Officer, said: “This settlement enables Equal's board to move forward on governance priorities and for management to fully concentrate on building value for all shareholders with our balanced, prudent approach. We would like to thank our shareholders for their continued support.”

About Equal Energy:

Equal Energy is an oil and gas exploration and production company based in Calgary, Alberta, with its United States operations office located in Oklahoma City, Oklahoma. Our common shares and convertible debentures are listed on the Toronto Stock Exchange under the symbols (EQU, EQU.DB.B), and our common shares are listed on the New York Stock Exchange under the symbol (EQU). Our oil and gas assets are centered on the Hunton liquids-rich natural gas property in Oklahoma.

Contacts:

Don Klapko

President & CEO – Equal Energy Ltd.

(403) 536-8373 or (877) 263-0262